Exhibit 10.12

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into effective as of the 23rd day of July, 2021 (the “Effective Date”), by and between each selling owner identified in the signature blocks to this Agreement and on Exhibit A attached hereto (collectively, “Seller(s)”), and RCI HOLDINGS, INC., a Texas corporation (“Purchaser”).

A. Each respective Seller has agreed to sell to the Purchaser, and Purchaser has agreed to buy, the seven parcels of real property identified on Exhibit A (each parcel is a “Site” and collectively the “Sites”) pursuant to the terms and conditions of this Agreement. Each Site is subject to a lease, as described on Exhibit A (each, together with all amendments thereto, a “Lease” and, collectively, the “Leases”). The legal description of each Site is listed on Exhibit B.

B. The transactions contemplated by this Agreement are part of a series of related transaction by and among the Seller and Purchaser and certain of their affiliates and related parties, as further described in Section 7, including without limitation those transactions contemplated by certain Asset Purchase Agreements dated on or about even date herewith between affiliates of Seller and affiliates of Purchaser (the “Asset Purchase Agreements”).

W I T N E S E T H:

In consideration of the mutual covenants set forth herein and in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Sale and Purchase. Each respective Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from the respective Seller, subject to the terms and conditions herein set forth, that portion of the Property (defined below) owned by the respective Seller (which in total comprises the Property), subject to the Permitted Exceptions (as hereinafter defined), together with (A) all easements, rights, privileges and appurtenances relating thereto; and (B) all of Seller’s rights, title and interest in and to (i) all entitlements and approvals of or from governmental authorities, rights and privileges appurtenant, and development rights relating to the Sites, (ii) all and singular the hereditaments and appurtenances thereto belonging or in anywise appertaining to the Sites, and the reversions, remainders, rents and issues and profits therefrom, and (iii) all improvements on the Sites owned by Seller and all of Seller’s rights, title and interest in and to adjacent streets, alleys and rights-of-way, and other rights to the extent used in connection with or benefiting or appurtenant thereto (collectively, the “Property”). If this Agreement is executed by the parties prior to the date that the legal description of the Sites are available to insert as applicable on Exhibit B, the parties will amend Exhibit B to incorporate the legal descriptions, as depicted on a Survey of each Site or the Owner’s Title Policy.

Section 2. Purchase Price.

(a) The total purchase price (“Purchase Price”) for the Property which Seller shall sell and convey the Property to Purchaser, and which Purchaser shall pay to Seller, shall be Eighteen Million & NO/100 U.S. Dollars ($18,000,000). The Purchase Price, as adjusted for herein and for costs, credits, and prorations set forth elsewhere in this Agreement, shall be paid at Closing (defined below) as follows:

(1) one promissory note with an aggregate original principal amount of $1,200,000, which shall not require the pledge of any portion of the Property as collateral but which shall be cross-collateralized and cross-defaulted with the Club Notes (as defined in the Asset Purchase Agreements), and with such other terms (for payment, interest and otherwise) that track the form of promissory note to be executed by Purchaser in connection with the New Loan issued to the Outside Lender, all as determined by the parties prior to the First Closing (“Seller Carryback Note”); plus

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(2) the remaining amount of the Purchase Price (comprising $16,800,000 as adjusted for herein and for costs, credits, and prorations set forth elsewhere in this Agreement) by wire transfer in U.S. funds.

(b) The Purchase Price shall be allocated to the sale of each Site as set forth on Exhibit A and is referred to for each Site as the “Site Purchase Price”.

Section 3. Property as Collateral. Purchaser may obtain one or more loans (collectively referred to herein as a “New Loan”) to finance the acquisition of one or more Sites through one or more third-party lenders (collectively, an “Outside Lender”) secured by the Property. All costs and expenses in connection with any New Loan shall be borne exclusively by Purchaser. It shall be a condition precedent and Purchaser shall not be obligated to close on the transactions contemplated under this Agreement unless and until Purchaser has obtained a New Loan from an Outside Lender in the amount of no less than $10,800,000.00, on terms and conditions reasonably acceptable to Purchaser. No portion of the Property shall be required to be pledged as collateral for any obligations under the Asset Purchase Agreements, including under any promissory notes executed in connection with any closings under the Asset Purchase Agreements.

Section 4. Delivery of Information by Seller.

(a) Within seven (7) business days following the Effective Date, Seller shall deliver or cause to be delivered to Purchaser a current title insurance commitment for each Site other than the Retail Parcel (as defined on Exhibit A) (collectively, the “Title Commitment”) issued by Fidelity National Title Groups National Commercial Division, 8055 E. Tufts Ave., Suite 900, Denver, CO 80237, Attn: Chandra R Nay, Email cnay@fnf.com, Phone (303) 692-6787 (“Fidelity”), and with respect to the Retail Parcel: First Integrity Title Company, 1225 17th Street, Ste 2450, Denver, CO 80202, Attn: Victoria Chapman, Email: Victoria.Chapman@FirstIntegrityTitle.com, Phone: (720) 574-1346 (referred to herein collectively with Fidelity, applicable as context requires, the “Title Company”) together with true, complete, and legible copies of all of the documents referred to in the Title Commitment as exceptions to title to each Site (collectively all Title Commitments and underlying exception documents shall be referred to as the “Title Documents”), showing marketable title to each Site to be vested in the respective Seller and committing to insure such title to each Site in Purchaser by the issuance of a 2006 ALTA form of extended coverage policy of owner’s title insurance, with the standard printed exceptions deleted, in the amount of the Site Purchase Price (or in the case of multiple Title Commitments for each Site, in the amount of the Site Purchase Price), subject to the satisfaction of the requirements of the instruments to be delivered at the Closing as contemplated hereby and any affidavits and agreements of Purchaser and Seller which the Title Company requires in connection with deletion of the standard printed exceptions.

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(b) Within seven (7) business days after the Effective Date, Seller shall deliver, or cause to be delivered to Purchaser copies of all documents and information in Seller’s possession or control regarding the Property (“Property Materials”), including the following: (i) any and all existing surveys of all or any portion of the Property; (ii) any and all soils condition reports and any and all environmental assessment reports and any and all endangered species and habitat reports on all or any portion of the Property; (iii) any and all water and sewer studies, engineering studies, zoning information, and marketing studies relating to all or any portion of the Property; (iv) any and all plans, specifications, licenses, permits (including building permits, occupancy permits, special use permits), authorizations and approvals relating to the Property; and, (v) any and all of the Leases (including all amendments or ancillary documents thereto), subleases or other contracts or agreements relating to the Property, the availability of utilities or access to all or any portion of the Property, and investigations of any requirements which may be imposed by governmental or quasi-governmental authorities relative to all or any portion of the Property. Except as herein provided, the Property Materials shall be delivered to Purchaser without representations or warranties of any kind, including no warranties as to the accuracy nor completeness thereof. Notwithstanding anything contained herein to the contrary, Seller hereby represents and warrants that the Property Materials provided or to be provided by Seller to Purchaser hereunder are complete copies of the information in Seller’s possession and control.

Section 5. Right of Inspection; Contingency Period.

(a) Seller shall afford Purchaser and its representatives the continuing right through the First Closing to enter on and inspect the Property to conduct surveys, soil and/or geotechnical tests, environmental studies, building foundations, structures and roofs, mechanical systems (comprising electrical systems, heating, ventilation and air conditioning systems, and boilers), and other inspections to determine whether the Property is suitable, in Purchaser’s sole and absolute discretion, for Purchaser’s purposes including Purchaser’s proposed use and development of the Property. Purchaser shall leave the Property in the same general condition following any such inspections, tests and studies, as existed prior to such inspections, tests and studies, ordinary wear and tear excepted and Purchaser shall have no obligation to leave the Property in any better condition than existed before Purchaser made any such inspections, tests, and studies. Purchaser agrees to indemnify, defend (with counsel reasonably acceptable to Seller) and hold harmless Seller from and against any and all damages, liens, judgments, losses, charges, claims, costs, liabilities and expenses, including court costs and reasonable attorneys’ fees, arising as a result of Purchaser’s inspections, tests and studies whether such inspections occurred before or after the date of this Agreement. Such indemnity expressly includes any damage to the Property and any injuries to persons. The indemnity set forth above, however, shall not apply to liens, claims, demands, injuries, damages, costs, expenses (including also reasonable attorney’s fees) or liability to the extent caused by or resulting from (i) Seller’s acts or omissions, (ii) the presence or discovery on the Property of existing conditions, including without limitation latent defects, not created or exacerbated by Purchaser (and then only to the extend exacerbated by Purchaser), or (c) the presence on the Property of Hazardous Materials (as defined below) not placed there or exacerbated by Purchaser. For purposes of this Agreement, Purchaser shall not be deemed to have exacerbated any existing condition, latent defects or Hazardous Materials on the Property simply by discovering the existing condition, latent defect or the presence of Hazardous Materials through normal and customary inspections, studies, tests and other work, including soils tests. In addition, if Purchaser does not consummate the purchase of the Property, then unless Seller is in default under the terms of this Agreement, Purchaser (upon request by Seller and upon reimbursement by Seller of the out-of-pocket costs incurred by Purchaser in obtaining such reports) shall deliver to Seller copies of all non-confidential and non-proprietary reports of such inspections, tests and studies performed by third parties, and thereafter shall not divulge any of the material information contained therein to any party unless (i) the same is or becomes publicly known or within the public domain through no breach by Purchaser of this covenant, or (ii) Purchaser is required to disclose any of such information to any court, governmental agency, or governmental authority, provided, however, that prior to any such disclosure, Purchaser shall deliver written notice to Seller of the same as soon as reasonably possible upon Purchaser’s receipt thereof. The delivery of copies of such reports is and shall be made expressly without warranty or representation of any kind. Purchaser’s obligations in this Section 5(a) shall survive the Closing and the expiration or termination of this Agreement.

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(b) Purchaser shall have a period beginning on the Effective Date and continuing until the Closing Date (the “Contingency Period”), in which to perform such due diligence investigations as Purchaser deems necessary or desirable. If, during the Contingency Period, Purchaser determines, in its sole and absolute discretion, not to proceed with the acquisition of the Property for any reason or no reason, then Purchaser shall have the right at its election to terminate this Agreement, effective upon providing Seller with written notice of Purchaser’s election to terminate this Agreement, upon which this Agreement shall terminate and be of no further force or effect, except for those provisions of this Agreement that expressly survive the termination hereof. If Purchaser does not so terminate this Agreement by the end of the Contingency Period, or if prior thereto Purchaser waives its right to do so in writing, then Purchaser shall have no further right to terminate this Agreement under this Section 5(b).

(c) As part of Purchaser’s due diligence between the Effective Date and the First Closing, Purchaser shall review the Leases, and Seller will cooperate with Purchaser to provide such information as reasonably requested by Purchaser in connection with such Leases. Upon reviewing the terms of such Leases, Purchaser will notify Seller which Leases are acceptable for assignment at the First Closing and which Leases (other than any Leases to Third-Party Tenants, defined below) will need to be negotiated between Seller and the applicable affiliated tenant in order to be in a condition reasonably acceptable to Purchaser for assignment at the First Closing. Seller and Purchaser acknowledge that the Property located at 3480 South Galena Avenue in Denver, Colorado, is improved with two separate buildings, one of which is where the applicable Club is operated, and the second building contains eight bays which are leased to third parties unaffiliated with any of the Seller entities (“Third-Party Tenants”). As part of Purchaser’s due diligence, Seller agrees to cooperate with Purchaser in seeking to obtain tenant estoppel certificates from all Third-Party Tenants in form and substance reasonably acceptable to Purchaser. No estoppel certificates shall be required from any tenants that are not Third-Party Tenants. All Leases, whether existing or those negotiated between Purchaser and the affiliated tenants, will be assigned to Purchaser at the First Closing, pursuant to a mutually acceptable form of Assignment and Assumption of Leases.

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Section 6. Title Matters.

(a) From the Effective Date until the First Closing (the “Title Objection Period”), Purchaser shall have the right to deliver to Seller written notice (“Title Objection Notice”) specifying those matters which are not acceptable conditions of title, whether in the Title Documents, the Surveys or otherwise. Except for Disapproved Matters (as defined below) and except as provided herein, all matters affecting title set forth in (i) the Title Documents, (ii) any updated, supplemental or amendment to the Title Documents issued prior to expiration of the Title Objection Period by the Title Company (together with all documents referred to as exceptions thereto); and (iii) any ALTA/NSPS survey of the Sites acquired by Purchaser (all such surveys collectively referred to herein as the “Survey”) not specifically disapproved by Purchaser within the Title Objection Period shall be deemed to have been approved. Notwithstanding anything contained herein to the contrary, in all events, regardless of whether Purchaser has given notice of objection as stated above, Seller shall be obligated to satisfy and otherwise remove any additional encumbrances created by Seller after the Effective Date in violation of this Agreement, all monetary and financial liens and encumbrances encumbering the Property claimed by or through Seller (other than current taxes not yet due and other than those arising by, through and under Purchaser) and any additional monetary and financial liens and encumbrances recorded by Seller after the Effective Date in violation of any provision of this Agreement (collectively, “Disapproved Matters”). Within five (5) days after Seller’s receipt of a Title Objection Notice from Purchaser, Seller shall notify Purchaser whether Seller is able and agrees to remove all or any specific objectionable items from title on or before Closing. If Seller fails to notify Purchaser or does not agree to remove (or cause the same to be removed prior to, or at, Closing) all such objectionable items within such five (5) day period, then Purchaser shall have the right at its election, to be exercised in writing by notifying Seller prior to the expiration of the Contingency Period, of either: (A) terminating this Agreement, in which event the parties shall have no further obligations except for those which survive termination of the Agreement and the Asset Purchase Agreement; or (B) accepting the Property subject to the objectionable items that Seller does not agree to remove, other than, in any case, the Disapproved Matters which Seller shall be obligated to remove from title on or before Closing. If Purchaser fails to give timely notice electing either alternative (A) or alternative (B) in this Section 6(a), Purchaser shall be deemed to have elected alternative (B). Upon Purchaser providing a Title Objection Notice within the Title Objection Period, the Closing shall be delayed to allow the 5-day Seller response and 5-day Purchaser election period to occur as set forth in this Section 6(a).

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(b) Permitted Exceptions. The title matters that Purchaser elects to accept or is deemed to have elected to accept shall constitute “Permitted Exceptions”. Permitted Exceptions, however, shall specifically exclude (i) any delinquent taxes or assessments, (ii) any Disapproved Matters, and (iii) any standard printed exceptions (provided that, with respect to the standard survey exceptions, Seller shall not be responsible for an updated survey). Seller shall not be deemed to be in default by virtue of Seller’s inability or unwillingness to remove or satisfy any title and/or survey matters objected to by Purchaser, except that Seller shall in all events cause the Disapproved Matters to be removed from title at or before Closing. In the event that Seller is unable to remove any title matter that is not a Permitted Exception to which it has agreed to remove in writing prior to the Closing Date, Purchaser shall have the option to either terminate this Agreement by written notice to Seller (in which event this Agreement shall be of no further force or effect, except for those provisions of this Agreement that expressly survive the termination hereof) or to waive such title matter and proceed to Closing in the manner set forth in Section 6(a) above.

(c) Survey. Purchaser shall have the right to obtain a Survey of each Site, which shall be certified to Purchaser, Title Company, Outside Lender and Seller, with the costs and expenses of each Survey to be shared 50/50 between Seller and Purchaser.

(d) Owner’s Title Policy. At Closing, Seller will cause the Title Company to issue to Purchaser, or unconditionally commit to issue to Purchaser after Closing, for each Site, a 2006 ALTA form of extended coverage owner’s policy of title insurance insuring marketable, insurable title to the Property in Purchaser in the amount of the Purchase Price for such Site, subject only to the Permitted Exceptions for each Site (each policy being referred to herein collectively as “Owner’s Title Policy”). Notwithstanding the above, if Purchaser elects to obtain any endorsements to Owner’s Title Policy, all such additional endorsement costs shall be the sole responsibility of Purchaser as further set forth below. Except as specifically set forth herein, Purchaser shall have sole responsibility for obtaining any Survey(s) required by Purchaser. Seller and Purchaser will each execute and deliver to the Title Company such agreements or statements concerning claims for mechanic’s liens and any other documents as may customarily be required by the Title Company in order to issue the Owner’s Title Policy, provided, however, that Seller shall not be obligated to deliver any such agreements or statements with respect to any work performed at the Sites solely by Purchaser or its agents.

(1) Seller hereby covenants and agrees that after the Effective Date hereof, Seller will not sell, convey, option or contract to do any of the foregoing or otherwise convey, abandon, relinquish, cloud or encumber title to the Property or any part thereof or contract to do any of the foregoing in a manner which would survive Closing except as may be expressly approved in writing by Purchaser (in Purchaser’s sole discretion) (the “Title Covenant”).

(2) If Seller is obligated to or has elected to cure or resolve a New Title Matter or if Seller or anyone acting by, through or under Seller or its affiliates causes a breach of the Title Covenant, then Seller, at its sole cost and expense, shall cure such title matter or breach of the Title Covenant within the earlier of Closing or thirty (30) days after Seller either agrees to cure such title matter or breaches the Title Covenant. Only if such method is acceptable to Purchaser as to any specific exception in Purchaser’s sole discretion, the obligation/election to cure a title matter may be satisfied by Seller’s procuring title insurance endorsement protection for Purchaser against such exception and for Seller to pay additional premiums or costs which the Title Company charges for such protection.

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(3) If a third party (not related to Seller or anyone acting by, through or under Seller or its affiliates) causes a breach of the Title Covenant, Seller will, at its sole cost and expense, within the earlier of thirty (30) days or the Closing, use commercially reasonable efforts to cure such exceptions and satisfy such requirements; provided, however, that if Seller is unable to cure such exceptions and satisfy such requirements using its commercially reasonable best efforts, Purchaser’s only right and remedy will be to either waive its objection thereto or to terminate this Agreement effective upon written notice of termination to Seller.

(e) Title Policy Expenses. Seller shall be responsible to pay the premium of the Owner’s Title Policy with owner’s extended coverage. Purchaser shall pay all premiums and additional costs for any endorsements required by Outside Lender or as requested by Purchaser that are not subject to resolution of a New Title Matter.

Section 7. Related Transactions.

(a) Related Transactions. The transactions contemplated by this Agreement are part of series of related transactions by and among the Seller and Purchaser and certain affiliated and related parties. The Seller and Purchaser and such other parties (the “Related Transaction Parties”) intend and will use commercially reasonable efforts to cause the transactions described below in this Section 7 (collectively, the “Related Transactions”) to close as described in this Agreement.

(b) Sale of the Affiliated Clubs.

(1) The parties intend that each affiliated club seller (an “Affiliated Club Seller”) will sell substantially all of its tangible and intangible assets and personal property (each, a “Club Transaction”) to a subsidiary (an “Affiliated Club Purchaser”) of RCI Hospitality Holdings, Inc., a Texas corporation (“Rick’s”) pursuant to a series of definitive Asset Purchase Agreements with substantially similar provisions. The identity of the Affiliated Club Sellers and the Affiliated Club Purchasers for each Club Transaction is set forth in Exhibit C.

(2) The Related Transaction Parties desire to close all the Club Transactions on the same closing date, but the Related Transaction Parties recognize that such a coordinated closing is unlikely due to various requirements, including liquor licensing, that are not entirely within such parties’ control. Therefore, the Related Transaction Parties anticipate and intend to close at least six of the nine Club Transactions and the purchase of substantially all of the assets of OG1 LLC, an Unaffiliated Club (as defined in the Asset Purchase Agreements) on the first such closing (the “First Closing”) and to close the remaining Club Transactions as soon as practicable thereafter. The parties acknowledge that it shall be a closing condition (in Section 8(b)(6) below) that the transactions contemplated by this Agreement shall only close if and at such time as the First Closing occurs at which no less than six of the nine Club Transactions occurs and one Unaffiliated Club acquisition occurs.

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(c) Sale of Intellectual Property. At the First Closing, and pursuant to a definitive asset purchase agreement, the appropriate parties shall close on the sale of substantially all of the assets of Club Licensing, LLC, a Colorado limited liability company (“Club Licensing”), to a wholly-owned subsidiary of Rick’s. The assets of Club Licensing include substantially all of the intellectual property used in the businesses owned and operated by the Affiliated Club Sellers (the “IP Transaction”).

Section 8. Closing.

(a) Closing Date. The closing of the sale of the Property by Seller to Purchaser (the “Closing” or “Closing Date”) shall occur on the First Closing (defined in Section 7(b)(2)), so long as six of the nine Club Transaction closings, the closing of the Unaffiliated Club and the IP Transaction closing occur at that time. The Closing Date must be a date when the Title Company is open for business. Accordingly, if the scheduled Closing Date is on a day when the Title Company is not open for business, the Closing Date shall be the next day the Title Company is open for business. Time is of the essence with regard to the Closing Date.

(b) Conditions to Close and Deliverables. At the Closing, the following, all of which are mutually concurrent conditions to the parties obligation to close, shall occur:

(1) Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to the Title Company the following:

(i) The Purchase Price, as adjusted for all prorations and credits set forth herein, comprising the Seller Carryback Note and the wire transfer of funds as provided in Section 2(a) above;

(ii) Purchaser’s share of closing costs as set forth in this Agreement;

(iii) Evidence satisfactory to the Title Company that each party executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

(iv) An executed certificate of Purchaser to be delivered to Seller in a form reasonably satisfactory to the parties stating that each of the representations and warranties contained in Section 11 of this Agreement is true, correct and complete as of the Closing;

(v) An Assignment and Assumption of Leases as contemplated by Section 5(c), transferring and assigning the Leases to Purchaser;

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(vi) 50% of the amount paid by Seller for the appraisals provided by Seller to Purchaser, pursuant to the invoice(s) provided (or to be provided prior to Closing); and

(vii) Such other instruments as customarily required by the Title Company.

(2) Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

(i) A Special Warranty Deed (the “Deed”), in substantially the form attached hereto as Exhibit D and made a part hereof by this reference, fully executed and acknowledged by Seller, conveying good, marketable and insurable fee title to the Property to Purchaser, subject only to the Permitted Exceptions;

(ii) An executed certificate of Seller to be delivered to Purchaser in a form reasonably satisfactory to the parties stating that each of the representations and warranties contained in Section 12 of this Agreement is true, correct and complete as of the Closing;

(iii) Evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

(iv) FIRPTA Affidavit stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code;

(v) A General Assignment in the form attached hereto as Exhibit E made a part hereof by this reference;

(vi) An Assignment and Assumption of Leases, transferring and assigning the Leases to Purchaser; and

(vii) A letter directed to all “lessees” or “tenants” under the Leases, notifying such “lessees” or “tenants” of the transfer of ownership of the respective Site and the assignment to Purchaser of the Leases and directing such “lessees” or “tenants” to make rental payments and all other payments required under the Leases to Purchaser as of the Closing Date (and, if requested by Purchaser, Seller shall cause copies of such letter to be delivered to all such “lessees” or “tenants” as soon as practicable after Closing);

(viii) Any estoppel certificates received by Seller from Third-Party Tenants; and

(ix) Such other instruments as customarily required by the Title Company.

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(3) The Title Company shall issue or commit to issue Owner’s Title Policy.

(4) All real estate and personal property taxes and utility bills shall be prorated as of the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available. In the case of personal property taxes, if any, special taxing district assessments, if any, and general real estate taxes for the year of Closing, all prorations will be based on most recent mill levy and most recent assessed valuation. Unless otherwise agreed upon in writing between Seller and Purchaser all prorations shall be considered a final settlement. Each party shall pay one-half (1/2) of the Title Company’s fees. Purchaser shall pay any recording fees, stamp or documentary taxes, conveyance taxes or similar charges, including any bulk sales transfer taxes or fees (collectively, “Transfer Costs”).

(5) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property.

(6) At the First Closing, the appropriate Related Transaction Parties shall close at least six of the nine Club Transactions, the closing of the Unaffiliated Club, and the closing of the IP Transaction.

(7) Purchaser shall have obtained a New Loan as set forth in Section 3.

(c) Efforts. Each party will use commercially reasonable efforts to perform and satisfy the closing conditions set forth in Section 8(b), including coordinating with the Related Transaction Parties.

Section 9. Taking Before Closing. If, before Closing, all or any part of the Property becomes subject to condemnation or eminent domain proceedings or is included in whole or in material part in a governmental plan or proposal which may result in the taking of all or a material part of the Property, then Seller shall promptly notify Purchaser thereof. Purchaser shall have the right to elect either to proceed with the Closing (subject to the other provisions of this Agreement) or terminate this Agreement by delivering notice thereof to Seller. If Purchaser elects to consummate such purchase and condemnation awards will be payable as a result of such taking prior to Closing, then such awards shall be paid to Seller and the Purchase Price shall be reduced by the amount of such awards. If Purchaser elects to consummate such purchase of the Property and condemnation awards will be payable as a result of such taking after the Closing, then the Purchase Price shall not be reduced, but the condemnation award shall be paid to Purchaser after the Closing. To the extent that any such awards will be payable after the Closing, then the terms and provisions of this Section 9 shall survive Closing.

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Section 10. Damage and Destruction. If any damage or destruction occurs to any of the buildings or improvements located at the Sites prior to Closing, then Seller shall promptly give Purchaser and its insurer or insurance agents written notice of such occurrence. Promptly thereafter, Seller shall deliver to Purchaser a copy of the property insurance policy(ies) for the affected Site. Seller shall also provide, as and when sent or received, copies of all correspondence between Seller and the insurer or its agents relating to such damage and destruction. Seller shall promptly pursue all necessary steps to realize the benefits of any insurance benefits pertaining to the damaged Site. In the event that the amount of the damage or destruction is in excess of $500,000.00, then Purchaser shall have the right to terminate this Agreement by and upon written notice to Seller provided within twenty (20) days after such damage or destruction, in which case this Agreement shall terminate, and both parties shall be released from all further obligations under this Agreement except as expressly stated herein. If the cost of repair and restoration is less than or equal to $500,000.00, or if more than $500,000.00 and Purchaser does not elect to terminate this Agreement, the parties shall apply as a credit to the Purchase Price at Closing all insurance proceeds received by Seller prior to Closing relating to such damage or destruction and not previously spent by Seller on the repair and restoration of such damage or destruction, and in addition, in the event that any insurance proceeds relating to such damage or destruction have not already been paid to and received by Seller prior to Closing, then at Closing, Seller shall assign to Purchaser all of its rights in and to such insurance proceeds (not to exceed the Purchase Price). Seller shall make no settlement of, nor enter into any agreements relating to the amount of the insurance proceeds with respect to damage or destruction of the Property following execution of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

Section 11. Termination and Remedies.

(a) This Agreement may be terminated by either party in the manner specified elsewhere in this Agreement, or in the same manner as set forth in the Asset Purchase Agreement.

(b) Neither Purchaser nor Seller shall have the unilateral right to partially terminate this Agreement with respect to one or more Sites while leaving the Agreement in place with respect to the remaining Sites.

(c) This Agreement shall automatically terminate, other than any provisions which survive its termination, upon termination of the Asset Purchase Agreement.

(d) Termination of this Agreement shall automatically constitute termination of the Asset Purchase Agreement, other than any provisions of the Asset Purchase Agreement which survive such termination.

(e) In no event shall specific performance be available to any party for any breach of this Agreement, other than as expressly set forth in this Agreement.

(f) Each party shall have the remedies afforded them under the Asset Purchase Agreement in the event of any breach of this Agreement by the other Party.

(g) No party shall be liable to the other hereunder for any consequential, special, or punitive damages, and each party irrevocably and expressly waives the same for any breach of this Agreement.

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Section 12. Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller the following, which shall be true and correct as of the Effective Date and the Closing Date, as if separately made on each of those dates:

(a) Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Texas.

(b) Purchaser has full right, power, and authority to execute, deliver, and perform this Agreement and all documents to be delivered by Purchaser at Closing without the necessity of obtaining any consents or approvals of, or the taking of any other action with respect to, any third parties or governmental authority, and this Agreement and all documents to be delivered by Purchaser at Closing, when executed and delivered by Purchaser, will constitute the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(c) There is no litigation, administrative proceeding (including condemnation or similar proceedings or special assessments), arbitration proceeding, judgment, consent decree or governmental investigation outstanding, pending or, to Purchaser’s actual knowledge, without investigation, threatened against, or relating to, the Purchaser or the transactions contemplated hereby that would affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(d) The execution, delivery, and performance by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Purchaser with any of the provisions of this Agreement and/or of the other agreements to be entered into at Closing, do not and will not (1) conflict with or result in a violation or breach of, or default (or an event which, with notice or the passage of time, or both, would constitute a default) under, and provision of the organizational documents of Purchaser; or (2) conflict with or result in a violation or breach of any provision of any law or governmental order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

(e) No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Transaction based upon arrangements made by or on behalf of Purchaser or any of its affiliated Related Transactions Parties.

Each of the representations and warranties contained in this Section 12 are acknowledged by Purchaser to be material and to be relied upon by Seller in proceeding with this transaction, shall be deemed to have been remade by Purchaser as of the date of Closing, shall not be deemed merged into any instrument of conveyance delivered at Closing and shall survive Closing for one (1) year from Closing. Purchaser agrees to indemnify, defend and hold Seller harmless from any breach of Purchaser’s representations and warranties contained in this Agreement, so long as Seller provided written notice to Seller with the specific breach on or prior to one (1) year after Closing.

Real Estate Purchase and Sale Agreement | Page 12

Section 13. Seller’s Representations, Warranties and Covenants. Seller hereby covenants, warrants and represents to Purchaser that the following shall be true, complete and correct as of the Effective Date and the Closing Date, as if separately made on each of those dates:

(a) For those Seller entities that are a corporation, Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation. For those Seller entities that are a limited liability company, Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its organization.

(b) Each Seller has full right, power, and authority to execute, deliver, and perform this Agreement and all documents to be delivered by Seller at Closing without the necessity of obtaining any consents or approvals of, or the taking of any other action with respect to, any third parties or governmental authority, and this Agreement and all documents to be delivered by Seller at Closing, when executed and delivered by Seller, will constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(c) There is no litigation, administrative proceeding (including condemnation or similar proceedings or special assessments), arbitration proceeding, judgment, consent decree or governmental investigation outstanding, pending or, to Seller’s actual knowledge, without investigation, threatened against, or relating to, the Property, Seller’s interest therein, or the transactions contemplated hereby.

(d) The execution, delivery, and performance by Seller of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Seller with any of the provisions of this Agreement and/or of the other agreements to be entered into at Closing, do not and will not (1) conflict with or result in a violation or breach of, or default (or an event which, with notice or the passage of time, or both, would constitute a default) under, and provision of the organizational documents of Seller; or (2) conflict with or result in a violation or breach of any provision of any law or governmental order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets.

(e) No consent or approval by, notice to, or registration with, any person, entity, regulatory body, administrative agency or other governmental authority is required on Seller’s part in connection with the execution and delivery of this Agreement and the consummation of the transactions described herein.

(f) The Property Materials provided or to be provided by Seller to Purchaser under Section 4(b) are complete copies of the information in Seller’s possession and control. There are no contracts or agreements in place concerning the operations or maintenance of the Property that have not been disclosed to Purchaser as part of the Property Materials.

(g) No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Transaction based upon arrangements made by or on behalf of Seller or any of its affiliated Related Transactions Parties.

Real Estate Purchase and Sale Agreement | Page 13

(h) Seller has good and marketable fee simple title to the Property, subject to the Permitted Exceptions, and full authority to convey the same to Purchaser.

(i) Seller has not granted any rights or first refusal or options to any third parties to purchase all or any portion of the Property.

(j) Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), and applicable regulations.

(k) Seller (a) has not conducted or authorized the placement, generation, transportation, storage, release, treatment or disposal at the Property of any “Hazardous Substance” (as defined herein); and (b) to Seller’s knowledge, has not received from or given to any governmental authority or other person or entity any notice or other communication or agreement relating in any way to the presence, generation, transportation, storage, release, treatment, or disposal or remediation of any Hazardous Substance on the Property. In addition, to Seller’s knowledge, there is no pending or threatened litigation, proceedings or investigations before any administrative agency in which the reference, release, threat of release, placement, generation, transportation, storage, treatment or disposal in, on or under the Property, of any Hazardous Substance has been alleged. For purposes of this Agreement, the term “Hazardous Substance” means any matter which has been determined by any regulation, order or rule promulgated by any governmental agency or authority of appropriate jurisdiction, to constitute a hazardous or toxic, waste, substance or material under any federal, state or local statute, law, rule, regulation, ordinance or enactment of any governmental authority concerning health, the environment or public safety.

(l) The Leases are all presently in full force and effect, have not been modified, supplemented or amended, and are the entire agreement between Seller and the “lessees” or “tenants” thereunder; Seller has fully and completely performed all of the duties and obligations of the “lessor” or “landlord” under the Leases arising on or before the date hereof; there are no obligations of the “lessor” or “landlord” under any of the Leases to make or to pay for any improvements, alterations or additions to the premises covered thereby; there are no defaults by the “lessees” or “tenants” under any of the Leases, or any existing conditions that could become defaults with the passage of time; there are no rentals which have been paid under any of the Leases more than one (1) month in advance; there are no rent concessions or offsets with respect to any of the Leases; there are no options in favor of the “lessees” or “tenants” under any of the Leases to purchase all or any portion of the Property; there are no options in favor of the “lessees” or “tenants” to renew or extend the term of any of the Leases, except as expressly set forth on the Rent Schedule; and all of the foregoing representations and warranties shall be true and correct with respect to the Leases, or any new or amended Leases approved by Purchaser after the Effective Date, on and as of the Closing Date.

Real Estate Purchase and Sale Agreement | Page 14

Each of the representations and warranties contained in this Section 13 are acknowledged by Seller to be material and to be relied upon by Purchaser in proceeding with this transaction, shall be deemed to have been remade by Seller as of the date of Closing, shall not be deemed merged into any instrument of conveyance delivered at Closing and shall survive Closing for one (1) year from Closing. Seller agrees to indemnify, defend and hold Purchaser harmless from any breach of Seller’s representations and warranties contained in this Agreement, so long as Purchaser provided written notice to Seller with the specific breach on or prior to one (1) year after Closing.

Section 14. Put/Call Rights.

(a) On the four Sites listed on Exhibit F designated as Affiliated Clubs, an Affiliated Club Seller owns and operates a business (each, a “Club”), which Club and the assets used therein will be acquired by an Affiliated Club Purchaser in a Club Transaction. In addition, on the two Sites listed on Exhibit F designated as Unaffiliated Clubs, third-party owners not affiliated with Seller own and operate the Club business thereon (also referred to herein as a “Club” in this Section 14). If the sale of a Club for any of the six Sites listed on Exhibit F does not occur (an “Unsold Club”) on the First Closing or within 120 days thereafter (the “Closing Period”), each party shall have right and option (the “Put/Call Right”) to obligate the other party to purchase or sell, as applicable, the Site(s) associated with the Unsold Club(s) for the Site Purchase Price. A party who desires to exercise Put/Call Right (the “Exercising Party”) shall give the other party written notice to that effect specifying the Site(s) for which the Exercising Party is exercising the Put/Call Right, on or before the date that is 180 days after the end of the Closing Period (the “Exercise Period”) and, upon giving such written notice, the Exercising Party shall be deemed to have exercised the Put/Call Right. If a party does not exercise the Put/Call Right on or before the end of the Exercise Period, the Put/Call Right shall expire and may not be exercised by such party. The Put/Call Right may not be transferred or assigned.

(b) If the Put/Call Right is exercised, the Purchaser shall sell, and the Seller shall purchase, the Site(s) identified in the exercise notice for the Site Purchase Price via a deed substantially in the form attached hereto as Exhibit D, modified mutatis mutandis as reasonably agreed by the parties.

(c) Notwithstanding the foregoing, Seller shall not be obligated to repurchase a Site if (i) liens or encumbrances of any kind have attached to the Site subsequent to the Closing, other than a lien for real estate taxes or assessments not yet due and payable, (ii) the physical condition of the Site has materially deteriorated in Seller’s reasonable determination, including due to any event of casualty (reasonable wear and tear excepted), (iii) there has been, or is currently threatened, any condemnation or other exercise of eminent domain against the Site, (iv) there is any litigation commenced or threated against Purchaser involving or in connection with the Site; (v) any provision of utilities to the Site is unavailable (other than temporarily) for any reason; (v) since the Closing, any applicable governmental authority has passed any law or regulation banning the use of the Site for the business conducted prior to Closing; or (vi) Purchaser is a “foreign person” under Code Section 1445.

Real Estate Purchase and Sale Agreement | Page 15

(d) The closing of the purchase and sale of a Site(s) upon the exercise of the Put/Call Right (a “Put/Call Closing”) shall occur on a date selected by the parties within 180 days after the Put/Call Right is deemed exercised. At the Put/Call Closing, (1) Purchaser shall deliver to Seller a deed conveying the Sites as described in Section 13(b) and the Site free and clear of all liens and encumbrances other than those shown on the Owner’s Title Policy at Closing and all real estate taxes and assessments not yet due and payable and (2) Seller shall pay the Site Purchase Price by wire transfer.

(e) Seller shall be obligated to pay all Transfer Costs at the Put/Call Closing. Seller and Purchaser shall split (on a 50/50 basis) the remaining costs of the Put/Call Closing, including fees and expenses of the Title Company to conduct the closing, the premium for any owner’s policy of title insurance, the cost for extended coverage, and any other costs in connection with any Put/Call Closing. Seller shall be obligated to pay all premiums for any lender’s policy of title insurance required by Seller together with the cost for any title policy endorsements required by Seller or any lender of Seller relating to any Put/Call Closing.

(f) During the Exercise Period and, to the extent the Put/Call Right is exercised, until the Put/Call Closing, Seller and any lender or agents of Seller shall have the right to inspect the Sites on reasonable advance notice of not less than 24 hours to Purchaser.

(g) At the Put/Call closing, Purchaser shall assign any Lease in effect with respect to the Site at issue to Seller in substantially the same form as the Assignment and Assumption of Leases delivered at Closing. In addition, Seller shall receive a credit against the Site Purchase Price in the amount of all security deposits and other deposits (whether or not refundable) paid by tenants, and Purchaser shall retain such funds free and clear of any and all claims on the part of tenants. Seller shall be responsible for maintaining as deposits the aggregate amount so credited to Seller in accordance with the provisions of the Leases.

(h) The obligations set forth in this Section 14 shall survive Closing, shall not merge with any party’s other interest in the Property, if any, and shall run with the land. Either party is entitled to specific performance for the breach of any obligation contained in this Section 14.

Section 15. Sites and Leases.

(a) Between the date hereof and the Closing Date (or the closing of the Club Transaction related to the respective Site, if later than the Closing Date), Seller shall operate the Sites in the ordinary course of business and shall maintain and repair the Sites to the extent required under the Leases so that, on the Closing Date, the Sites will be in substantially the same condition as it now exists, natural wear and tear, loss by insured casualty.

(b) Between the date hereof and the Closing Date (or the closing of the Club Transaction related to the respective Site, if later than the Closing Date), Seller: (i) shall comply with all obligations of the “lessor” or “landlord” under the Leases and (ii) shall continue to carry and maintain in force all existing policies of casualty and general liability insurance with respect to the Sites in substantially the same coverage amounts existing as of the date hereof.

Real Estate Purchase and Sale Agreement | Page 16

(c) Between the Due Diligence Date and the Closing Date (or the closing of the Club Transaction related to the respective Site, if later than the Closing Date), Seller shall not make or enter into any new lease or other agreement for the use, occupancy or possession of all or any part of the Sites, provided, however, that Seller may amend the Leases with each “lessee” or “tenant” thereunder subject to Purchaser’s prior written approval, which shall not be unreasonably conditioned, withheld, delayed or denied.

(d) At the Closing, Purchaser shall assume all rights and obligations under the Leases pursuant to the Assignment and Assumption of Leases as of and after the Closing (with Seller retaining all obligations under the Leases arising prior to the Closing), the form of which shall be mutually agreed upon by the parties prior to Closing.

(e) At the closing of each Club Transaction, Seller shall cause each Lease operating at the Site in connection with the Club Transaction to be terminated and of no further force or effect.

(f) Purchaser shall receive a credit against the Purchase Price in the amount of all security deposits and other deposits (whether or not refundable) paid by tenants, and Seller shall retain such funds free and clear of any and all claims on the part of tenants. Purchaser shall be responsible for maintaining as deposits the aggregate amount so credited to Purchaser in accordance with the provisions of the Leases.

Section 16. Miscellaneous.

(a) As-Is Purchase. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Section 13 above) and the Deed, Purchaser agrees that the Property is to be sold to and accepted by Purchaser at the Closing in its then condition “AS-IS” and with all faults.

(b) Seller Entities. The parties acknowledge that there are multiple entities comprising Seller. As such, unless a provision in this Agreement references a particular Seller, all rights and all obligations of Seller under this Agreement shall be the joint and several rights and obligations of those entities comprising Seller.

(c) Commissions. Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finders, or other fees relating to this Agreement or the sale of the Property, and all court costs, attorneys’ fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party. This indemnification obligation shall survive the Closing or the termination of this Agreement.

(d) Notices. All notices provided or permitted to be given under this Agreement shall be delivered in the same manner as set forth in the Asset Purchase Agreement.

Real Estate Purchase and Sale Agreement | Page 17

(e) Assignability; Assigns; Beneficiaries. This Agreement may not be assigned by Purchaser or Seller without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns.

(f) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the state of Colorado, without regard to principles of conflict of laws. In any action between or among any of the parties arising out of or related to this Agreement, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the City and County of Denver, Colorado.

(g) Entire Agreement; Multiple Counterparts. This Agreement, along with the Exhibits hereto, the Asset Purchase Agreement, and any written instruments delivered in connection with the foregoing, constitutes the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. This Agreement may be executed electronically and/or in multiple counterparts each of which constitutes an original, but all of which together constitute one agreement. A facsimile of an original signature shall be deemed an original signature.

(h) Document Construction.

(1) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller and their respective counsel have contributed substantially and materially to the preparation of this Agreement.

(2) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The word “including” means including without limitation. Whenever required by the context hereof, the singular shall include the plural, and vice versa.

(i) Time of Essence. Time is of the essence in each and every term and provision of this Agreement. The language in all parts of this Agreement shall be construed under the laws of the State of Colorado according to its normal and usual meaning. Unless “business day” is specified, the term “day” means a calendar day. The term “business day” means any day other than a Saturday, Sunday or federal or State of Colorado holiday. If the last date for any act to be performed hereunder falls on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

(j) Attorneys’ Fees. In the event of any litigation between the parties regarding this Agreement or the Property, the prevailing party shall recover the payment from the losing party of its reasonable attorneys’ fees and court costs, as determined by the court.

(k) Waiver. Neither the failure of either party to insist upon the timely or full performance of any of the terms and conditions of this Agreement, nor the waiver of any breach of any of the terms and conditions of this Agreement, shall be construed as thereafter waiving any future failure of such terms and conditions.

Real Estate Purchase and Sale Agreement | Page 18

(l) Conflict. In the event of any conflict between the terms of this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

(m) WAIVER OF JURY TRIAL. THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO ANY ASPECT OF THE TRANSACTION IN CONNECTION WITH WHICH THIS AGREEMENT IS BEING GIVEN OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH SUCH TRANSACTION.

(n) 1031 Tax Exchange. If either party (the “Advising Party”) advises the other party (the “Other Party”) of its intention to seek to effect a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code, in connection with the transaction contemplated herein, the Other Party agrees to accommodate Advising Party in seeking to effect a tax deferred exchange for the Property, provided that such exchange shall not (i) delay the Closing, or (ii) require Other Party to incur any cost or liability of any kind or nature on account of such exchange. Advising Party may assign its rights under this Agreement immediately prior to Closing to an exchange accommodation titleholder or a qualified intermediary of Advising Party’s choice for the purpose of completing such an exchange. Additionally, Advising Party may assign, prior to Closing, a tenancy-in-common interest in this Agreement to an Assignee in order to obtain the benefits of a tax deferred exchange, provided that the rights of the Other Party under this Agreement are not adversely affected in any manner and the Advising Party remains obligated and liable for any Exchange Accommodation Titleholder’s or a qualified intermediary’s performance under this Agreement. The Other Party agrees to cooperate with Advising Party and the Exchange Accommodation Titleholder or qualified intermediary with respect to such exchange and agrees to execute all documentation required to effectuate such exchange, at no cost or liability to the Other Party. The Other Party makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under Section 1031 and the Other Party shall have no responsibility, obligation or liability with respect to the tax consequences to Advising Party.

[signature page to follow]

Real Estate Purchase and Sale Agreement | Page 19

IN WITNESS WHEREOF, Purchaser and Seller have executed this Real Estate Purchase and Sale Agreement to be effective as of the Effective Date.

SELLER:

1601 West Evans, LLC,		200 Riverside, LLC,
a Colorado limited liability company		a Colorado limited liability company

By:	/s/ Troy Lowrie	By:	/s/ Troy Lowrie
	Troy Lowrie, Manager		Troy Lowrie, Manager

227 East Market, LLC,		3480 South Galena, LLC,
a Colorado limited liability company		a Colorado limited liability company

By:	/s/ Troy Lowrie	By:	/s/ Troy Lowrie
	Troy Lowrie, Manager		Troy Lowrie, Manager

4451 East Virginia, LLC,		7916 Pendleton Pike, LLC,
a Colorado limited liability company		a Colorado limited liability company

By:	/s/ Troy Lowrie	By:	/s/ Troy Lowrie
	Troy Lowrie, Manager		Troy Lowrie, Manager

Real Estate Purchase and Sale Agreement | Signature Page

PURCHASER:

RCI HOLDINGS, INC.,
a Texas corporation

By:	/s/ Eric Langan

Name:	Eric Langan

Title:	President

Real Estate Purchase and Sale Agreement | Signature Page

EXHIBIT A

SITE OWNERS, PURCHASE PRICE ALLOCATIONS

	Seller	Purchaser	Site Street Address	Site Purchase Price
1.	1601 West Evans, LLC	RCI Holdings, Inc.	1601 W Evans Ave., Denver CO	$3,325,000.00
2.	200 Riverside, LLC	RCI Holdings, Inc.	200 Riverside St., Portland, ME	$3,100,000.00
3.	227 East Market, LLC	RCI Holdings, Inc.	227 E Market St., Louisville, KY	$1,900,000.00
4.	3480 South Galena, LLC	RCI Holdings, Inc.	3480 S Galena Ave., Denver, CO	$4,100,000.00
5.	4451 East Virginia, LLC	RCI Holdings, Inc.	4451 E Virginia Ave., Glendale, CO	$3,325,000.00
6.	7916 Pendleton Pike, LLC	RCI Holdings, Inc.	7916 Pendleton Pike, Indianapolis, IN	$1,850,000.00
7.	“Retail Parcel” 3480 South Galena, LLC	RCI Holdings, Inc.	3480 South Galena Ave., Denver, CO (APN 06345-00-066-000)	$400,000.00
-	TOTAL	-	-	$18,000,000.00

LEASES:

	Landlord	Tenant	Site Address	Lease Title	Effective Date	Security Deposit
1.	1601 W Evans LLC	Denver Restaurant Concepts, LP, a Colorado limited partnership	1601 W Evans Ave., Denver CO	Commercial Lease	Aug. 14, 2019	$20,000.00
2.	200 Riverside LLC	KenKevII Inc., a Maine corporation	200 Riverside St., Portland, ME	Business Lease	Sep. 14, 2007	$15,000.00
3.	227 E Market LLC	Kentucky Restaurant Concepts, Inc., a Kentucky corporation	227 E Market St., Louisville, KY	Commercial Lease	Sep. 20, 2019	$0.00
4.	3480 S Galena LLC	VCG Restaurants Denver, Inc., a Colorado corporation	3480 S Galena Ave., Denver, CO	Commercial Lease	Aug. 23, 2019	$12,500.00
5.	4451 E Virginia LLC	Glendale Restaurant Concepts, LP, a Colorado limited partnership	4451 E Virginia Ave., Glendale, CO	Commercial Lease	Aug. 27, 2019	$0.00
6.	7916 Pendleton Pike LLC	Indy Restaurant Concepts, Inc., an Indiana corporation	7916 Pendleton Pike, Indianapolis, IN	Commercial Lease	Aug. 29, 2019	$0.00
7.	Retail Parcel: Lowrie Management, LLLP, a Colorado limited liability limited partnership	HG LTD, a Colorado limited liability company	3480 South Galena Ave., Denver, CO (APN 06345-00-066-000)	Commercial Lease	Aug. 14, 2019	$2,000.00
8.	Such other leases with any Third Party Tenants at the Retail Parcel as identified by the parties prior to Closing.

Exhibit A to Real Estate Purchase and Sale Agreement

EXHIBIT B

SITE LEGAL DESCRIPTIONS

	Site Street Address	Site Legal Description
1.	1601 W Evans Ave., Denver CO	[enter legal description here]
2.	200 Riverside St., Portland, ME	[enter legal description here]
3.	227 E Market St., Louisville, KY	[enter legal description here]
4.	3480 S Galena Ave., Denver, CO	[enter legal description here]
5.	4451 E Virginia Ave., Glendale, CO	[enter legal description here]
6.	7916 Pendleton Pike, Indianapolis, IN	[enter legal description here]
7.	Retail Parcel: 3480 S Galena Ave., Denver, CO	[enter legal description here]

Exhibit B to Real Estate Purchase and Sale Agreement

EXHIBIT C

CLUB TRANSACTION PARTIES

	Affiliated Club Seller	Affiliated Club Purchaser	Club Location
1.	Glenarm Restaurant Concepts LLC	To be formed (subsidiary of Rick’s)	1222 Glenarm Place, Denver, CO
2.	Glendale Restaurant Concepts LLC	To be formed (subsidiary of Rick’s)	4451 E Virginia Ave., Glendale, CO
3.	Illinois Restaurant Concepts, LLC	To be formed (subsidiary of Rick’s)	1401 Mississippi Ave., Bay 18, Sauget, IL
4.	Indy Restaurant Concepts, Inc.	To be formed (subsidiary of Rick’s)	7916 Pendleton Pike, Indianapolis, IN
5.	Kenkev II, LLC	To be formed (subsidiary of Rick’s)	200 Riverside St., Portland, ME
6.	MRC, LLC	To be formed (subsidiary of Rick’s)	200 Monsanto Ave., Sauget, IL
7.	Raleigh Restaurant Concepts, Inc.	To be formed (subsidiary of Rick’s)	3210 Yonkers Rd., Raleigh, NC
8.	Stout Restaurant Concepts, Inc.	To be formed (subsidiary of Rick’s)	1443 Stout St., Denver, CO
9.	VCG Restaurants Denver, Inc.	3480 S Galena Ave Inc., a Colorado corporation	3480 S Galena Ave., Denver, CO

Exhibit C to Real Estate Purchase and Sale Agreement

EXHIBIT D

FORM OF SPECIAL WARRANTY DEED

Escrow No. _________________

RECORDING REQUESTED BY, AND

WHEN RECORDED, RETURN TO:

_____________________

_____________________

_____________________

Attention:

(Space above line for Recorder’s use only)

SPECIAL WARRANTY DEED

Effective as of the ___ day of ______, 2021, [_____________________________], a Colorado limited liability company (“Grantor”), in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby grant, sell and convey to ________________________________, a ____________ [llc/corporation] (“Grantee”), having an office at ____________________________________ all of its right, title and interest in and to the real property situated in _________________ County, State of ___________________, more particularly described in Exhibit A attached hereto and incorporated herein by reference (“Property”), together with any improvements thereon and further including, but not limited to, all interest of Grantor, if any, in: (1) any land lying in or under the bed or any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, in, on, across, abutting, or adjacent to the Property; and (2) any strips and gores, streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent, or connected to the Property.

TOGETHER with all and singular the hereditaments and appurtenances thereunto belonging, or in anywise appertaining, the reversions, remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of the Grantor, either in law or equity, of, in and to the above bargained premises, with the hereditaments and appurtenances;

TO HAVE AND TO HOLD the said premises above bargained and described, with the appurtenances, unto the Grantee and the Grantee’s successors and assigns forever. The Grantor, for itself and its successors and assigns, does covenant and agree that the Grantor shall and will WARRANT THE TITLE AND FOREVER DEFEND the above described premises in the quiet and peaceable possession of the Grantee and the successors and assigns of the Grantee, against all and every person or persons claiming the whole or any part thereof, by, through or under the Grantor except and subject to the Permitted Exceptions set forth on Exhibit B.

[signature page follows]

Exhibit D to Real Estate Purchase and Sale Agreement | Page 1

IN WITNESS WHEREOF, Grantor has executed this deed as of the ____ day of ______, 2021.

                                                                     [_____________________________],

          a _________________________________

By:	NOT EXECUTED – EXHIBIT ONLY
Name:	NOT EXECUTED – EXHIBIT ONLY
Title:

STATE OF __________)

                                           ) S.S.

COUNTY OF ________)

This instrument was acknowledged before me on the _____ day of _____________, 2021, by ____________________________________, acting as _____________________ of [_____________________________], a _________________________.

WITNESS MY HAND AND OFFICIAL SEAL.

NOT EXECUTED – EXHIBIT ONLY

(Signature of notarial officer)

My commission expires:___________

Exhibit D to Real Estate Purchase and Sale Agreement | Page 2

EXHIBIT A
TO FORM OF SPECIAL WARRANTY DEED

LEGAL DESCRIPTION

Exhibit D to Real Estate Purchase and Sale Agreement | Page 3

EXHIBIT B
TO FORM OF SPECIAL WARRANTY DEED

PERMITTED EXCEPTIONS

Exhibit D to Real Estate Purchase and Sale Agreement | Page 4

EXHIBIT E

FORM OF GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (the “Assignment”) is made this ______________, 20__, by and among ___________________ a __________________ (“Assignor”) and ____________________, a _____________ (“Assignee”).

Recitals

A. Assignor owns certain real property more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B. Assignor and Assignee, entered into that certain Agreement for Purchase and Sale of Real Property effective as of __________, 20__ (as the same may thereafter be amended, the “Purchase Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell, among other things, the Property to Assignee on the terms and conditions contained therein.

C. Assignor desires to assign to Assignee all of its right, title and interest in and to certain documents, rights, privileges, plans and instruments pertaining to the Property as the same are more specifically described herein, and Assignee desires to accept the assignment thereof.

Agreement

NOW, THEREFORE, for the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. Assignor hereby assigns, sells and transfers to Assignee all of Assignor’s right, title and interest, if any, in and to the following to the extent they exist and are assignable (collectively, the “Assigned Interests”):

(a) all entitlements and approvals of or from governmental authorities, rights and privileges to the extent appurtenant to the Property;

(b) all utility agreements, permits, utility hook-ups and connections relating to the Property;

(c) all property tax refunds, abatements and protest rights for the current year relating to the Property; and

(d) all plans, studies, and reports relating to the Property.

2. No Prior Assignment. Assignor hereby represents and warrants to Assignee that Assignor has not previously assigned to any other party all or any of the Assigned Interests being assigned to Assignee hereunder.

Exhibit E to Real Estate Purchase and Sale Agreement | Page 1

3. No Liens. Assignor also hereby represents and warrants that the Assigned Interests are free and clear of liens and monetary encumbrances created by Assignor.

4. Assignment Binding. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This Assignment will be governed by, and construed in accordance with, the laws of the state of Texas, without regard to principles of conflict of laws. In any action between or among any of the parties arising out of or related to this Assignment, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

6. Miscellaneous. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties may execute this Assignment and deliver executed copies hereof via email. Such email copies hereof shall be enforceable as original instruments. All exhibits attached hereto are incorporated herein by this reference.

[Remainder of this page intentionally left blank. Signature page follows.]

Exhibit E to Real Estate Purchase and Sale Agreement | Page 2

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, effective as of the date first set forth above.

ASSIGNOR:

,
a

By:	NOT EXECUTED – EXHIBIT ONLY
Name:
Title:

ASSIGNEE:

,
a

By:	NOT EXECUTED – EXHIBIT ONLY
Name:
Title:

Exhibit E to Real Estate Purchase and Sale Agreement | Page 3

EXHIBIT A
TO FORM OF GENERAL ASSIGNMENT

DESCRIPTION OF PROPERTY

Exhibit E to Real Estate Purchase and Sale Agreement | Page 4

EXHIBIT F

SITES SUBJECT TO PUT/CALL RIGHTS

		Seller	Site Address
1.	Affiliated Club	200 Riverside LLC	200 Riverside St., Portland, ME
2.	Affiliated Club	3480 S Galena LLC	3480 S Galena Ave., Denver, CO
3.	Affiliated Club	4451 E Virginia LLC	4451 E Virginia Ave., Glendale, CO
4.	Affiliated Club	7916 Pendleton Pike LLC	7916 Pendleton Pike, Indianapolis, IN
5.	Unaffiliated Club	Not affiliated with Seller	1601 W Evans Ave., Denver, CO
6.	Unaffiliated Club	Not affiliated with Seller	227 E Market St., Louisville, KY

Exhibit F to Real Estate Purchase and Sale Agreement